Exhibit 99

[PCS Edventures! letterhead]

       PCS EDVENTURES ANNOUNCES ACQUISITION OF LABMENTORS

          Boise, Idaho   December 6, 2005 - PCS Edventures! (OTCBB: PCSV-News)
announced today that it has completed the acquisition of LabMentors, a web-based provider of virtual IT labs that enables hands-on IT training without an extensive IT infrastructure. Robert Grover, CTO for PCS Edventures! said, "This proprietary, online lab technology enables schools and institutions to offer a variety of hands-on training exercises that would otherwise be cost prohibitive. We see this product line as a great complement to our existing lines, and also view it as a strong product to advance our sales and marketing penetration into the high school career market." LabMentors will remain in Canada with its founder, Joe Khoury, and current management in place. In addition, it will be operated as a wholly owned subsidiary of PCS. Sean Kenlon at Colebrooke Capital acted as the Investment Banker in the transaction.

           "We are pleased to become affiliated with LabMentors and look forward to being able to assist them in their marketing efforts in the US, as well as the international arena," said Tony Maher, PCS CEO. "Their current run rate will add approximately $500,000 in revenues to PCS in its first full year."

About LabMentors

     LabMentors is a leading supplier of hands-on virtual computer, networking and server labs catering to the university, college and professional education market in North America. LabMentors' unique virtual lab environment enables educators to deliver virtually any networking, software or application based exercise on demand for students anywhere in the world where access to the Internet is available. LabMentors will deliver more than half a million lab exercises this year alone to students across the continent in a user-friendly, Internet-based virtual laboratory environment. LabMentors' product features include immediate lab setup and teardown, automatic marking and instant feedback in a cost-effective and streamlined process. For more information see www.labmentors.com.

About PCS Edventures!

     PCS Edventures! is the recognized leader in design, development and delivery of hands-on, project based learning labs to the K-14 market worldwide. It has sold and installed more than 2,750 hands-on, Engineering, Robotics & Science labs at public and private schools, pre-schools, Boys & Girls Clubs, YMCAs, and other after-school programs in all 50 states in the U.S., as well as sites in 15 countries Internationally. The Labs are supported by Edventures! OnLine, an Internet-based and accessed program available in multiple languages with its rich curriculum, communication, assessment capabilities, and online community features. This site can be accessed from the Labs or from the home at www.edventures.com.
                                                      _ _ _
Contact Information:

Financial Contact:    Christina M. Vaughn 1.800.429.3110

Investor Contact:     Anthony A. Maher 1.800.429.3110 X 102, tmaher@pcsedu.com

Web Site:             www.edventures.com
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